WDM CHARTERED PROFESSIONAL ACCOUNTANTS

SERVICE

INTEGRITY

TRUST

CONSENT OF INDEPENDENT AUDITORS

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditors' report dated April 27, 2018 on our audits related to the consolidated statements of financial position of Digatrade Financial Corp as of December 31, 2017 and 2016 and the related consolidated statements of changes in shareholders' deficiency, operations and cash flows for the years then ended, and the related notes to the financial statements.



"WDM Chartered Professional Accountants"

Vancouver, British Columbia, Canada
April 02, 2019

SUITE 420
1501 WEST BROADWAY
VANCOUVER, BRITISH COLUMBIA
CANADA V6J 4Z6

TEL: (604) 734-3247
FAX: (604) 734-4802
WWW.WDMCA.COM

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